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                                                                    Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
The 3DO Company:


We consent to incorporation by reference in the registration statement dated November 4, 1998, on Form S-8 relating to the 1994 Employee Stock Purchase Plan of The 3DO Company of our report dated May 11, 1998, relating to the consolidated balance sheets of The 3DO Company and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1998, which report appears in the March 31, 1998, annual report on Form 10-K of The 3DO Company.


                                       /S/ KPMG PEAT MARWICK LLP


Mountain View, California
October 30, 1998